Exhibit f.2 (d)

FOURTH AMENDMENT TO CREDIT AGREEMENT

     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is entered into as of March 29, 2005, by and among ALLIED CAPITAL CORPORATION, a corporation organized under the laws of the State of Maryland (“Borrower”), COMMERZBANK AKTIENGESELLSCHAFT NEW YORK AND GRAND CAYMAN BRANCHES (“Commerzbank”), UNION BANK OF CALIFORNIA (“Union Bank”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement (hereinafter defined).

R E C I T A L S

     A. Borrower, Administrative Agent, and certain other Agents and Lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of April 18, 2003, as amended by that certain First Amendment to Credit Agreement dated as of October 6, 2003, that certain Second Amendment to Credit Agreement dated as of December 17, 2003, and that certain Third Amendment to Credit Agreement dated as of May 28, 2004 (the “Credit Agreement”). Unless otherwise indicated herein, all terms used with their initial letter capitalized are used herein with their meaning as defined in the Credit Agreement; all Section references are to Sections in the Credit Agreement; and all Paragraph references are to Paragraphs in this Amendment.

     B. Pursuant to and in accordance with Section 2.13, Borrower has requested an increase in the aggregate Commitments under the Credit Agreement by (1) requesting Commerzbank to become a Lender under the Credit Agreement with a Commitment of $25,000,000, and (2) Union Bank to increase its existing Commitment under the Credit Agreement by $10,000,000 (collectively, the “Supplemental Commitments”).

     C. Subject to and upon the following terms and conditions, Commerzbank and Union Bank have each agreed to the Supplemental Commitments, and Administrative Agent has agreed to (1) the addition of Commerzbank as a Lender, and (2) the increase in Union Bank’s existing Commitment.

     D. Accordingly, in accordance with the requirements of Sections 2.13 and 12.5 and subject to and upon the following terms and conditions, Borrower, Administrative Agent, Commerzbank and Union Bank are entering into this Amendment (i) to add Commerzbank as a “Lender” with a Commitment of $25,000,000, and increase Union Bank’s existing Commitment by $10,000,000, pursuant to Section 2.13 of the Credit Agreement, and (ii) to amend Schedule 2 to the Credit Agreement to reflect the Supplemental Commitments.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Commerzbank, Union Bank, and Administrative Agent agree, as follows:

PARAGRAPH 1 . AMENDMENTS TO CREDIT AGREEMENT.

1.1 Supplemental Commitment and Consent to New Lender.

     (a) Pursuant to Section 2.13, effective on and after the Amendment Effective Date (hereinafter defined), (i) Commerzbank agrees to be a Lender and Union Bank agrees to increase its existing Commitment, with each having the Commitment set forth opposite its name on Annex A hereto. Accordingly, each Lender’s Commitment Percentage (and to the extent any Letters of Credit are issued and outstanding on the Amendment Effective Date, all participations by Lenders in the LC Subfacility)

ExecutionCopy	1	Fourth Amendment to Credit Agreement

shall be recalculated to reflect the new proportionate share of the revised total Commitments as stated on Annex A. As of the Amendment Effective Date, Commerzbank and Union Bank shall each be deemed irrevocably and unconditionally to have purchased, without recourse or warranty, an undivided interest and participation in such Letters of Credit in an amount equal to their respective Commitment Percentage as stated on Annex A.

     (b) Borrower shall prepay all Revolving Loans (if any) outstanding on the Amendment Effective Date (and pay any additional amounts required to be paid to any Lender pursuant to Section 4.5, unless waived by such Lender) to the extent necessary to keep the Revolving Loans ratable with the revised Commitment Percentages arising from the non-ratable increase in the aggregate Commitments pursuant to this Paragraph 1.1. If any Revolving Loans are prepaid on the Amendment Effective Date as required hereby, then, notwithstanding anything to the contrary set forth in the definition of “Interest Period,” Eurodollar Loans made during the thirty day (30) period immediately following the Amendment Effective Date may have durations commencing on the date such Eurodollar Loan is made and ending on the date seven (7) or fourteen (14) days thereafter.

     (c) On the Amendment Effective Date, Commerzbank and Union Bank shall each be entitled to the rights and benefits and subject to the duties of a Lender under the Loan Documents.

     (d) By execution hereof, Administrative Agent and Borrower consent to the addition of Commerzbank as a “Lender” under the Loan Documents, and to the increase in Union Bank’s existing Commitment.

1.2 Definitions and Terms. On and after the Amendment Effective Date (hereinafter defined), (i) each reference to “Lender” or “Lenders” in the Credit Agreement and the related Loan Documents shall include Commerzbank and Union Bank, and (ii) each reference to Schedule 2 shall be to the Revised Schedule 2 as set forth on Annex A, as the same may hereafter be amended or modified in accordance with the Loan Documents.

1.3 Confirmations and Agreements of Commerzbank and Union Bank. Commerzbank and Union Bank each (a) confirms that it has received a copy of the Credit Agreement, together with copies of the consolidated balance sheets of Borrower and its Consolidated Subsidiaries most recently delivered under the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment, including, without limitation, the transaction contemplated in this Paragraph 1; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement. Furthermore, Commerzbank and Union Bank each (i) appoints and authorizes Administrative Agent to take such action as “Administrative Agent” on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (ii) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (iii) shall deliver to Administrative Agent any U.S. Internal Revenue Service or other forms required under Section 4.6 of the Credit Agreement.

1.5 Noteless Transaction. If requested by either Commerzbank or Union Bank pursuant to Section 2.11(b), Borrower shall execute and deliver to Commerzbank and/or Union Bank a Revolving Note reflecting the Commitment of Commerzbank and/or Union Bank, after giving effect to the Supplemental Commitments contemplated and effected in accordance with Paragraph 1.

ExecutionCopy	2	Fourth Amendment to Credit Agreement

PARAGRAPH 2. AMENDMENT EFFECTIVE DATE. This Amendment shall be binding upon the Administrative Agent, Borrower, Commerzbank, Union Bank, and each other Lender on the last day (the “Amendment Effective Date”) upon which (a) counterparts of this Amendment shall have been executed and delivered to Administrative Agent by Borrower, Administrative Agent, Commerzbank, and Union Bank, or when Administrative Agent shall have received, telecopied, telexed, or other evidence satisfactory to it that all such parties have executed and are delivering to Administrative Agent counterparts thereof; (b) the Revolving Note(s) (if previously requested by Commerzbank and/or Union Bank) is/are executed by Borrower and delivered in accordance with Paragraph 1.5 hereof; (c) Borrower shall have repaid all outstanding Revolving Loans, to the extent any such Revolving Loans are outstanding (without giving effect to any Revolving Loans made after the effectiveness of this Amendment); (d) Borrower shall have delivered to Administrative Agent copies (certified by the Secretary or Assistant Secretary of Borrower) of all corporate action taken by Borrower to authorize the execution, delivery, and performance of this Amendment, and any related Debt incurrence; and (e) Borrower shall have delivered to Administrative Agent an opinion of Sutherland Asbill & Brennan LLP, counsel to Borrower, addressed to Administrative Agent and Lenders, in form and substance reasonably acceptable to Administrative Agent.

PARAGRAPH 3. REPRESENTATIONS AND WARRANTIES. As a material inducement to Commerzbank, Union Bank, and Administrative Agent to execute and deliver this Amendment, Borrower hereby represents and warrants to Commerzbank, Union Bank, and Administrative Agent (with the knowledge and intent that such parties are relying upon the same in entering into this Amendment) the following: (a) the representations and warranties in the Credit Agreement and in all other Loan Documents are true and correct on the date hereof in all material respects, as though made on the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate as of such earlier date); (b) no Default or Event of Default exists under the Loan Documents or will exist after giving effect to the transactions contemplated by this Amendment; (c) Borrower has the right and power, and has taken all necessary action to authorize it to borrow under the Credit Agreement, as further amended by this Amendment (the “Amended Facility”); (d) Borrower has the right and power, and has taken all necessary action to authorize it to execute, deliver, and perform this Amendment in accordance with its terms and to consummate the transaction contemplated hereby; (e) this Amendment has been duly executed and delivered by the duly authorized officers of Borrower, and is a legal, valid, and binding obligation of Borrower, enforceable against it in accordance with its terms; and (f) the execution, delivery and performance of this Amendment in accordance with its terms, and the borrowings under the Amended Facility do not and will not, by the passage of time, the giving of notice, or otherwise: (i) require any Governmental Approval, other than such as have been obtained and are in full force and effect, or violate any Applicable Law (including all Environmental Laws) relating to Borrower or any Subsidiary; (ii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or the bylaws of Borrower or the organizational documents of any Subsidiary, or any indenture, agreement, or other instrument to which Borrower or any Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower or any Subsidiary.

PARAGRAPH 4. MISCELLANEOUS.

4.1 Effect on Loan Documents. The Credit Agreement and all related Loan Documents shall remain unchanged and in full force and effect, except as provided in this Amendment, and are hereby ratified and confirmed. On and after the Amendment Effective Date, all references to the “Credit Agreement” or the “Agreement” shall be to the Credit Agreement as herein amended. The execution, delivery, and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a

ExecutionCopy	3	Fourth Amendment to Credit Agreement

waiver of any rights of the Lenders under the Credit Agreement or any Loan Documents, nor constitute a waiver under the Credit Agreement or any other provision of the Loan Documents.

4.2 Reference to Miscellaneous Provisions. This Amendment and the other documents delivered pursuant to this Amendment are part of the Loan Documents referred to in the Credit Agreement, and the provisions relating to Loan Documents set forth in Section 12 are incorporated herein by reference the same as if set forth herein verbatim.

4.3 Costs and Expenses. Borrower agrees to pay promptly the reasonable fees and expenses of counsel to Administrative Agent for services rendered in connection with the preparation, negotiation, reproduction, execution, and delivery of this Amendment.

4.4 Counterparts. This Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, and all of which constitute, collectively, one agreement; but, in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that all parties execute the same counterpart so long as identical counterparts are executed by Borrower, Administrative Agent, Commerzbank, and Union Bank.

4.5 Entirety. this written agreement represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreement of the parties. There are no unwritten oral agreements among the parties.

4.6 Parties. This Amendment binds and inures to Borrower, Administrative Agent, Commerzbank, Union Bank, the other Lenders, and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment in multiple counterparts as of the respective dates indicated on each signature page hereof, but effective as of the Amendment Effective Date.

Remainder of this page intentionally blank.
Signature page to follow.

ExecutionCopy	4	Fourth Amendment to Credit Agreement